Exhibit 10.5

Office Support Agreement

August 1, 2021

This contract is between SparkLabs Korea “SLK” and Spark 1 Acquisition Corporation “S1AC”, together “the Parties,” for Office Support services provided by SLK to S1AC.

SLK will provide office space, telecommunication services, security, utilities, maintenance, and basic accounting for the services rendered (the “Services”) to S1AC for 24 months (renewable upon mutual agreement between the Parties).

SLK will provide the Services for a fixed monthly fee of 14,362,230 KRW for 24 months.

S1AC will provide an initial retainer deposit of $300,000 USD to be used as prepayment for the services. Upon complete utilization of the retainer deposit, S1AC will provide an additional deposit to cover any remaining monthly fee payments.

Signed by:

For SparkLabs Korea

/s/ Eugene Kim
Name: Eugene Kim
Title: Managing Partner

For Spark 1 Acquisition Corporation

/s/ James Rhee
Name: James Rhee
Title: CEO